Exhibit 10.1

EIGHTEENTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Eighteenth Amendment to Employment Agreement is made and entered into effective as of the 1st day of January, 2017, by and between WATSCO, INC., a Florida corporation (hereinafter called the “Company”), and ALBERT H. NAHMAD (hereinafter called the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of January 31, 1996 (the “Employment Agreement”) pursuant to which the Employee renders certain services to the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors amended the Employment Agreement effective as of January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004, January 1, 2005, January 1, 2006, January 1, 2007, January 1, 2008, December 10, 2008, January 1, 2009, January 1, 2010, January 1, 2011, January 1, 2012, January 1, 2013, January 1, 2014, January 1, 2015 and January 1, 2016; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined to decrease the Employee’s Base Salary from $825,000 to $725,000, effective as of January 1, 2017; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined the Employee’s use of the Company’s airplane for personal purposes for up to fifty (50) hours during the calendar year 2017. The Company shall pay all fuel and operational costs incident thereto. The value of the Employee’s usage of the Company’s airplane shall be treated as compensation for tax purposes; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has set the targets for the long-term performance based compensation payable by the Company to the Employee for the year 2017; and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement and Exhibit A-1 to the Employment Agreement to specify the long-term performance based compensation payable by the Company to the Employee for the calendar year 2017 shall not exceed $20 million.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Eighteenth Amendment, and other good and valuable consideration, the parties to this Eighteenth Amendment agree as follows:

1. All capitalized terms in this Eighteenth Amendment shall have the same meaning as in the Employment Agreement, unless otherwise specified.

2. The Employment Agreement is hereby amended by replacing “Exhibit A-1 — 2016 Performance Goals and Long-term Performance Based Compensation” with the attached “Exhibit A-1 — 2017 Performance Goals and Long-term Performance Based Compensation” thereto.

3. All other terms and conditions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have caused this Eighteenth Amendment to be duly executed effective as of the day and year first above written.

COMPANY:

WATSCO, INC.

By: /s/ Barry S. Logan
Barry S. Logan, Senior Vice President

EMPLOYEE:

/s/ Albert H. Nahmad
Albert H. Nahmad

EXHIBIT A-1

2017 Performance Goals and Long-Term Performance Based Compensation

I.	Formula

A.	Earnings Per Share	Amount of Long-term Performance Based Compensation
	For each $.01 increase	$91,350

B.	Increase in Common Stock Price
	(i) If the closing price of a share of Common Stock on 12/31/17 does not exceed $148.12	$0
	(ii) If the closing price of a share of Common Stock on 12/31/17 exceeds $148.12 but does not equal or exceed $177.74, for each $0.01 increase in per share price of a share of Common Stock above $148.12	$1,680
	(iii) If the closing price of a share of Common Stock on 12/31/17 equals or exceeds $177.74, for each $0.01 increase in per share price of a share of Common Stock above $148.12	$2,520

II.	Method of Payment

Subject to a cap of $20 million, the Long-term Performance Based Compensation determined for 2017 under the formula in Section I (the “Long-term Performance Based Compensation Amount”) shall be paid in the form of the Company’s grant of a number of restricted shares of Class B Common Stock of the Company (the “Shares”) equal to the amount determined by dividing (x) the Long-term Performance Based Compensation Amount by (y) the closing price for the Class B Common Stock of the Company on the New York Stock Exchange as of the close of trading on December 31, 2017. The value of any fractional shares shall be paid in cash. The restrictions on the Shares shall lapse on the first to occur of (i) October 15, 2026, (ii) termination of the Executive’s employment with the Company by reason of Executive’s disability or death, (iii) the Executive’s termination of employment with the Company for Good Reason, (iv) the Company’s termination of Executive’s employment without Cause, or (v) the occurrence of a Change in Control of the Company (“Good Reason,” “Cause,” and “Change in Control” to be defined in a manner consistent with the most recent grant of Restricted Stock by the Company to the Executive).

III.	Incentive Compensation Plan

The long-term performance based award and method of payment specified above (the “Award”) are being made by the Compensation Committee as performance awards of restricted stock pursuant to Section 8 of the Company’s 2014 Incentive Compensation Plan or any successor plan (the “Incentive Plan”) and are subject to the limitations contained in Section 5(b)(ii) of the Incentive Plan. The Award is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Dated: Effective as of January 1, 2017	/s/ Denise Dickins
Denise Dickins, Chairman
Compensation Committee

Acknowledged and Accepted:

/s/ Albert H. Nahmad
Albert H. Nahmad